EXHIBIT 4.26

                       FORBEARANCE AND AMENDMENT AGREEMENT

         THIS FORBEARANCE AND AMENDMENT AGREEMENT (this "Agreement"), dated as of May 25, 2000, is made by and between PARLUX, LTD., a New York corporation ("Borrower"), PARLUX FRAGRANCES, INC., a Delaware corporation ("Parent") and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation acting in its capacities as the Agent and the sole Lender under the Credit Agreement described below ("GE Capital").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, GE Capital, Parent and Borrower have entered into certain financing arrangements pursuant to the Credit Agreement, dated as of May 24, 1997, as amended, by and among GE Capital, Parent and Borrower (as the same may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the "Credit Agreement"); and

         WHEREAS, as of the date hereof, Borrower is in default under the Credit Agreement as more particularly described as the Specified Defaults below; and

         WHEREAS, the Specified Defaults constitute Events of Default under the Credit Agreement; and

         WHEREAS, Borrower has requested that GE Capital forbear from exercising its rights as a result of such Events of Default, which are continuing, and that GE Capital provide further Revolving Credit Loans and other financial accommodations to Borrower notwithstanding such Events of Default; and

         WHEREAS, GE Capital is willing to agree to forbear from exercising certain of its rights and remedies and provide certain further Revolving Credit Loans and other financial accommodations to Borrower for the period and on the terms and conditions specified herein;

         NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

SECTION 1. DEFINITIONS

         1.1 Interpretation. All capitalized terms used herein (including the recitals hereto) shall have the respective meanings assigned thereto in the Credit Agreement unless otherwise defined herein.

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         1.2 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Credit Agreement is hereby amended to include, in addition and not in limitation, each of the following definitions:

                  (a) "Specified Defaults" shall mean the failure on the part of the Credit Parties to comply with the following covenants during or as of the end of the periods described below: (i) the Restricted Payment covenant in
Section 6.15 of the Credit Agreement during the Fiscal Months ended December 31, 1999, January 31, 2000, February 29, 2000, March 31, 2000, April 30, 2000 and
May 31, 2000, (ii) the employee and officer loan covenant in Section 6.2(iii) of the Credit Agreement during the Fiscal Months ended December 31, 1999, January 31, 2000, February 29, 2000, March 31, 2000, April 30, 2000 and May 31, 2000,
(iii) the minimum Tangible Net Worth covenant in part (b) of Schedule 6.11 to the Credit Agreement as of the end of the Fiscal Quarters ended December 31, 1999 and March 31, 2000, (iv) the minimum Fixed Charge Coverage Ratio in part
(c) of Schedule 6.11 to the Credit Agreement for the Fiscal Months ended December 31, 1999, January 31, 2000, February 29, 2000, March 31, 2000, April 30, 2000 and May 31, 2000, (v) the maximum Capital Expenditure covenant in part
(f) of Schedule 6.11 for the Credit Agreement for the Fiscal Year ended March 31, 2000, and (vi) the minimum Current Ratio in part (d) of Schedule 6.11 to the Credit Agreement for the Fiscal Quarter ended March 31, 2000.

                  (b) "Forbearance Period" shall have the meaning set forth in
Section 3.2(a) hereof.

SECTION 2. ACKNOWLEDGMENTS

         2.1 Acknowledgment of Obligations. Each of Borrower and Parent hereby acknowledges, confirms and agrees that as of the close of business on May 24, 2000, Borrower and Parent are indebted to GE Capital in respect of the Revolving Credit Loans and the Letter of Credit Obligations in the aggregate principal amount of $12,116,198.95. All such Obligations, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by Borrower or Parent to GE Capital, are unconditionally owing by Borrower and Parent to GE Capital, all without offset, defense or counterclaim of any kind, nature or description whatsoever.

         2.2 Acknowledgment of Liens. Each of Borrower and Parent hereby acknowledges, confirms and agrees that GE Capital has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral heretofore granted to GE Capital pursuant to the Loan Documents or otherwise granted to or held by GE Capital.

         2.3 Binding Effect of Documents. Each of Borrower and Parent hereby acknowledges, confirms and agrees that: (a) each of the Loan Documents to which it is a party has been duly executed and delivered to GE Capital by such Credit Party, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of such Credit Party contained in such documents and in this Agreement constitute the legal, valid and binding obligations of such Credit Party, enforceable against it in accordance with their respective terms, and such Credit Party

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has no valid defense to the enforcement of such obligations, and (c) GE Capital is and shall be entitled to the rights, remedies and benefits provided for it in the Loan Documents and applicable law.

SECTION 3. FORBEARANCE IN RESPECT OF SPECIFIED DEFAULTS

         3.1 Acknowledgment of Defaults. Each of Borrower and Parent hereby acknowledges and agrees that the Specified Defaults have occurred and are continuing and constitute Events of Default which entitle GE Capital to exercise its rights and remedies under the Loan Documents, applicable law or otherwise. Each of Borrower and Parent hereby acknowledges and agrees that GE Capital has the presently exercisable right to declare the Obligations to be immediately due and payable under the terms of the Loan Documents. GE Capital has not waived, presently does not intend to waive and may never waive any of the Specified Defaults and nothing contained herein or the transactions contemplated hereby shall be deemed to constitute any such waiver.

         3.2      Forbearance.

                  (a) In reliance upon the representations, warranties and covenants of Borrower and Parent contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, GE Capital agrees to forbear from exercising its rights and remedies under the Loan Documents or applicable law in respect of or arising out of the Specified Defaults, subject to the conditions, amendments and modifications contained herein for the period (the "Forbearance Period") commencing on the date hereof and ending on the earlier of: (i) August 29, 2000 or (ii) the occurrence or existence of any Event of Default other than the Specified Defaults.

                  (b) Upon the termination of the Forbearance Period, the agreement herein of GE Capital to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit GE Capital to exercise such rights and remedies immediately, including, but not limited to,
(i) ceasing to make any further Loans and (ii) the acceleration of all of the Obligations; in either case without any further notice, passage of time or forbearance of any kind.

         3.3      No Other Waivers; Reservation of Rights.

                  (a) GE Capital has not waived, is not by this Agreement waiving, and may never waive, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Specified Defaults or otherwise), and GE Capital has not agreed to forbear with respect to any of its rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Specified Defaults to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof.

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                  (b) Subject to Section 3.2 above (and solely with respect to the Specified Defaults), GE Capital reserves the right, in its discretion, to exercise any or all of its rights and remedies under the Credit Agreement and the other Loan Documents as a result of any Events of Default which may be continuing on the date hereof or any Event of Default which may occur after the date hereof, and GE Capital has not waived any of such rights or remedies, and nothing in this Agreement, and no delay on its part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.

         3.4 Fee. In consideration of the agreements set forth herein, Borrower shall pay to GE Capital a fee in the amount of $50,000, which fee shall be fully earned as of the date hereof. Such fee is in addition to all other fees, interest, costs and expenses payable in connection with the Loan Documents and may be charged by GE Capital to any account of Borrower maintained by GE Capital. The aforesaid fee shall be fully earned by GE Capital notwithstanding any failure by Borrower to comply with any other term of this Agreement.

SECTION 4. AMENDMENT AND SUPPLEMENTARY PROVISIONS

         4.1 Reduction of Maximum Revolving Credit Loans. Borrower, Parent and GE Capital hereby agree that, effective from and after the date of this Agreement, the definition of the term "Maximum Revolving Credit Loans" in Annex A to the Credit Agreement shall be amended to read as follows:

             "Maximum Revolving Credit Loans" shall mean $15,000,000.

         4.2 Extending Commitment Termination Date. Subject to the terms and conditions of this Agreement, Borrower, Parent and GE Capital hereby agree that, effective from and after the date of this Agreement (but subject to the fulfillment of the conditions set forth in Section 6 hereof), the definition of the term "Commitment Termination Date" in Annex A to the Credit Agreement shall be amended by deleting the reference to the date "May 29, 2000" in clause (i) thereof and by substituting in lieu thereof a reference to the date "August 29, 2000."

         4.3 No Further Stock Purchases. Borrower, Parent and GE Capital hereby agree that, effective from and after the date of this Agreement, Section 6.15 of the Credit Agreement shall be amended to read as follows:

             6.15 Restricted Payments. Parent shall not make any Restricted Payments and no Credit Party shall purchase, redeem or otherwise acquire any Stock issued by Parent.

         4.4 Strict Compliance. GE Capital hereby notifies Parent and Borrower that, effective from and after the date of this Agreement, GE Capital intends to enforce all of the provisions of the Loan Documents, including without limitation the provisions of Section 6.15 of the Credit Agreement that, among other things, prohibits the Credit Parties from making any further purchases of the Parent's Stock and that GE Capital expects that the Credit Parties will strictly comply with


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the terms of the Loan Documents (including without limitation Section 6.15 of the Credit Agreement) from and after this date. Without limiting the generality of the foregoing, Parent and Borrower acknowledge and agree that any purchase after the date of this Agreement by any Credit Party of any of the Parent's Stock shall constitute an immediate Event of Default which will terminate the Forbearance Period and entitle GE Capital to exercise its rights and remedies as Agent and sole Lender under the Loan Documents, applicable law or otherwise.

         4.5 Audits. The Agent shall be permitted to conduct monthly or more frequent audits and field examinations of the Collateral and Borrower agrees to pay to the Agent a field examination fee of $600.00 per day per person plus actual out-of-pocket expenses in connection with such audits and field examinations.

         4.6 Revised Fixed Charge Coverage Ratio Covenant. Subject to the terms and conditions of this Agreement, Borrower, Parent and GE Capital hereby agree to delete part (c) of Schedule 6.11 to the Credit Agreement and to substitute the following revised part (c) in lieu thereof:

                  (c) Minimum Fixed Charge Coverage Ratio. Parent shall have, at the end of each Fiscal Month set forth below (measured in each case, based on the consecutive 12-month period ending at the end of such Fiscal Month), a Fixed Charge Coverage Ratio of not less than the ratio set forth below for each such Fiscal Month:

                                                                           Minimum Fixed Charge
                                Period                                        Coverage Ratio
                                ------                                        --------------
         Fiscal Month ending July 31, 1999                                        0.9: 1.0


         Any Fiscal Month ending on or after June 30, 2000                        0.5: 1.0

         Any Fiscal Month ending on or after                                      1.0: 1.0
          September 30, 1999 but prior to June 30, 2000

         Any Fiscal Month Ending on or after June 30, 2000                        0.5: 1.0


SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS

         Each of Borrower and Parent hereby further represents, warrants and covenants with and to GE Capital as follows:

         5.1 Representations in Loan Documents. Each of the representations and warranties made by or on behalf of each Credit Party to GE Capital in any of the Loan Documents was true and correct when made and in all material respects is, except for the representation and warranty set


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forth in the Credit Agreement relating to the non-existence of an Event of
Default, true and correct on and as of the date of this Agreement with the same full force and effect as if each of such representations and warranties had been made by such Credit Party on the date hereof and in this Agreement.

         5.2 Binding Effect of Documents. This Agreement and the other Loan Documents have been duly executed and delivered to GE Capital by such Credit Party and are in full force and effect, as modified hereby.

         5.3 No Conflict, Etc. The execution and delivery and performance of this Agreement by such Credit Party will not violate any law, rule, regulation or order or contractual obligation of such Credit Party and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues.

         5.4 Additional Events of Default. The parties hereto acknowledge, confirm and agree that any misrepresentation by any Credit Party in, or any failure of any Credit Party to comply with the covenants, conditions and agreements contained in, this Agreement shall constitute an Event of Default under the Credit Agreement.

SECTION 6. CONDITIONS TO EFFECTIVENESS OF CERTAIN PROVISIONS

         The effectiveness of the terms and provisions of Section 3.2 and
Section 4.2 of this Agreement shall be subject to the receipt by GE Capital of an original of this Agreement, duly authorized, executed and delivered by Borrower and Parent together with payment of the fee specified in Section 3.4 above.

SECTION 7. PROVISIONS OF GENERAL APPLICATION

         7.1 Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Agreement and the other Loan Documents, the terms of this Agreement shall control. The Credit Agreement and this Agreement shall be read and construed as one agreement.

         7.2 Costs and Expenses. Borrower absolutely and unconditionally agrees to pay to GE Capital, on demand by GE Capital at any time and as often as the occasion therefor may require, whether or not all or any of the transactions contemplated by this Agreement are consummated: all fees and disbursements of any counsel to GE Capital in connection with the preparation, negotiation, execution, or delivery of this Agreement and any agreements delivered in connection with the transactions contemplated hereby and expenses which shall at any time be incurred or sustained by GE Capital or any participant of GE Capital or any of their respective directors, officers, employees or agents as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Agreement and any agreements prepared, negotiated,


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executed or delivered in connection with the transactions contemplated hereby.

         7.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

         7.4 Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other document furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other documents, and no investigation by GE Capital or any closing shall affect the representations and warranties or the right of GE Capital to rely upon them.

         7.5 Release.

                  (a) In consideration of the agreements of GE Capital contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower and Parent, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges GE Capital, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (GE Capital and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Credit Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Credit Agreement or any of the other Loan Documents or transactions thereunder or related thereto.

                  (b) Each of Borrower and Parent understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

                  (c) Borrower and Parent agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

         7.6 Covenant Not to Sue. Each of Borrower and Parent, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in


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equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Credit Party pursuant to
Section 7.5 above. If Borrower, Parent or any of their respective successors, assigns or other legal representations violates the foregoing covenant, Borrower and Parent, for themselves and their successors, assigns and legal representatives, jointly and severally agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

         7.7 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement.

         7.8 Reviewed by Attorneys. Each of Borrower and Parent represents and warrants to GE Capital that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and document executed in connection herewith with, such attorneys and other persons as such Credit Party may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

         7.9 Governing Law. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

         7.10 Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.

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         IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

                               PARLUX, LTD.

                               By:         /s/ Frank A. Buttacavoli
                                   -------------------------------------
                               Title:      Executive V.P. / COO / CFO
                                     -----------------------------------

                               PARLUX FRAGRANCES, INC.

                               By:         /s/ Frank A. Buttacavoli
                                  ------------------------------------
                               Title:      Executive V.P. / COO / CFO
                                     ---------------------------------


                               GENERAL ELECTRIC CAPITAL CORPORATION,
                               as the Agent and sole Lender

                               By: /s/ Glenn P. Bartley
                                  ------------------------------------
                               Title:   Duly Authorized Signatory
                                     ---------------------------------

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